As filed with the Securities and Exchange Commission on March 25, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

PERSONALIS, INC.

(Exact name of registrant as specified in its charter)

Delaware	27-5411038
(State or other jurisdiction of Incorporation or organization)	(I.R.S. Employer Identification No.)

1330 O’Brien Drive

Menlo Park, California 94025

(650) 752-1300

(Address of principal executive offices) (Zip code)

2019 Equity Incentive Plan

2019 Employee Stock Purchase Plan

(Full titles of the plans)

John West

President and Chief Executive Officer

Personalis, Inc.

1330 O’Brien Drive

Menlo Park, CA 94025

(650) 752-1300

(Name and address of agent for service) (Telephone number, including area code, of agent for service)

Copies to:

James C. Kitch

Michael Tenta

Peter N. Mandel

Cooley LLP

3175 Hanover Street

Palo Alto, California 94304

(650) 843-5000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.0001 per share
– 2019 Equity Incentive Plan	1,562,151 (2)	$5.07 (4)	$7,920,105.57 (4)	$1,028.03
– 2019 Employee Stock Purchase Plan	312,430 (3)	$4.31 (5)	$1,346,573.30 (5)	$174.79
Total	1,874,581	—	$9,266,678.87	$1,202.81

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, par value $0.0001 per share (“Common Stock”), of Personalis, Inc. (the “Registrant”) that become issuable under the above-named plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of outstanding shares of Common Stock.

(2)

Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2019 Equity Incentive Plan (the “2019 Plan”) on January 1, 2020 pursuant to an “evergreen” provision contained in the 2019 Plan. Pursuant to such provision, an additional number of shares will automatically be added annually to the shares authorized for issuance under the 2019 Plan on January 1 of each year, for a period of not more than ten years, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (a) 5% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year and (b) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(3)

Represents additional shares of Common Stock that were automatically added to the shares authorized for issuance under the Registrant’s 2019 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2020 pursuant to an “evergreen” provision contained in the ESPP. The ESPP provides that an additional number of shares will automatically be added annually to the shares authorized for issuance under the ESPP on January 1 of each year, commencing on January 1, 2020 and ending on (and including) January 1, 2029, in an amount equal to the lesser of (a) 1% of the total number of shares of the Registrant’s capital stock outstanding on December 31 of the preceding calendar year, (b) 500,000 shares of Common Stock and (c) a number of shares of Common Stock designated by action of the Registrant’s board of directors prior to the first day of any calendar year.

(4)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $5.07 per share, which is the average of the high and low prices of a share of the Registrant’s Common Stock on March 18, 2020.

(5)

Estimated in accordance with Rules 457(c) and 457(h) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $4.31 per share, which is the average of the high and low prices of a share of the Registrant’s Common Stock on March 18, 2020 multiplied by 85% (the percentage of the price per share applicable to purchases under the ESPP).

REGISTRATION OF ADDITIONAL SHARES PURSUANT TO GENERAL INSTRUCTION E

This Registration Statement on Form S-8 is being filed by the Registrant to register 1,562,151 additional shares of Common Stock reserved for issuance under the 2019 Plan and 312,430 additional shares of Common Stock reserved for issuance under the ESPP.

Pursuant to General Instruction E of Form S-8, the contents of the Registration Statement on Form S-8 of the Registrant filed with the Securities and Exchange Commission (the “Commission”) on June 20, 2019 (File No. 333-232233) are hereby incorporated in this Registration Statement by reference to the extent not replaced hereby.

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The information called for by Part I of Form S-8 is omitted from this Registration Statement in accordance with Rule 428 of the Securities Act, and the instructions to Form S-8. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by the Registrant with the Commission are incorporated by reference into this Registration Statement:

(a)     The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2019 (the “Annual Report”), filed with the Commission on March 25, 2020.

(b)    The description of the Registrant’s Common Stock which is contained in a registration statement on Form 8-A filed on June 17, 2019 (File No. 001-38943) under the Exchange Act, including any amendment or report filed for the purpose of updating such description, including Exhibit 4.1 to our Annual Report.

(c)    All other reports and documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than Current Reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits furnished on such form that relate to such items) on or after the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part of this Registration Statement from the date of the filing of such reports and documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that also is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 8.	Exhibits.

		Incorporation by Reference
Exhibit Number	Description	Form	File No.	Exhibit	Filing Date

4.1	Amended and Restated Certificate of Incorporation of Personalis, Inc.	8-K	001-38943	3.1	6/24/2019

4.2	Amended and Restated Bylaws of Personalis, Inc.	8-K	001-38943	3.2	6/24/2019

4.3	Form of common stock certificate of the Registrant.	S-1/A	333-231703	4.1	6/7/2019

4.4	Amended and Restated Investor Rights Agreement by and among the Registrant and certain of its stockholders, dated December 16, 2014.	S-1	333-231703	4.2	5/23/2019

4.5	Warrant to purchase capital stock of the Registrant, issued to TriplePoint Capital LLC, dated June 28, 2017.	S-1	333-231703	4.4	5/23/2019

4.6	Warrant to purchase capital stock of the Registrant, issued to TriplePoint Capital LLC, dated March 22, 2019.	S-1	333-231703	4.5	5/23/2019

5.1	Opinion of Cooley LLP.

23.1	Consent of Independent Registered Public Accounting Firm.

23.2	Consent of Cooley LLP (reference is made to Exhibit 5.1).

24.1	Power of Attorney (reference is made to the signature page hereto).

99.1	Personalis, Inc. 2019 Equity Incentive Plan and forms of agreements thereunder.	S-1/A	333-231703	10.2	6/7/2019

99.2	Personalis, Inc. 2019 Employee Stock Purchase Plan.	S-1/A	333-231703	10.3	6/7/2019

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Menlo Park, State of California, on March 25, 2020.

PERSONALIS, INC.

By:	/s/ John West
John West President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints John West and Aaron Tachibana, and each of them, as his or her true and lawful attorneys-in-fact and agents, each with the full power of substitution, for him or her and in their name, place or stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ John West John West	President, Chief Executive Officer and Director (Principal Executive Officer)	March 25, 2020

/s/ Aaron Tachibana Aaron Tachibana	Chief Financial Officer (Principal Financial and Accounting Officer)	March 25, 2020

/s/ Patrick Balthrop Patrick Balthrop	Director	March 25, 2020

/s/ A. Blaine Bowman A. Blaine Bowman	Director	March 25, 2020

/s/ Alan Colowick Alan Colowick, M.D.	Director	March 25, 2020

/s/ Karin Eastham Karin Eastham	Director	March 25, 2020

/s/ Kenneth Ludlum Kenneth Ludlum	Director	March 25, 2020

/s/ Jonathan MacQuitty Jonathan MacQuitty, Ph.D.	Director	March 25, 2020

/s/ Paul Ricci Paul Ricci	Director	March 25, 2020